UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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ACETO CORPORATION

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Dear Fellow Shareholder:

On behalf of the Board of Directors and our approximately 270 employees located in ten different countries, we are pleased to present to you our fiscal year 2016 Annual Report on Form 10-K and the associated corporate proxy statement. The Company’s performance for fiscal 2016 represented the 7th consecutive year of growth in sales, gross profit, operating income, EBITDA, net income and earnings per share. Using the current comparative financial metrics, comparing our two most recent fiscal years, adjusted EBITDA increased by 8.3% and GAAP EPS increased by 3.5%, while adjusted EPS increased by 12.8 % on a modest 2.1% increase in sales.

The chart below illustrates the positive financial trends that have been achieved as we continue to implement our strategic shift towards our human health business segments, profitably growing all segments while maintaining a supportive role on our overall business interests. With Fiscal 2016 concluded, we are pleased to report to you that all the segments within our broadly defined human health industries (Rising generic drugs, nutritional and pharmaceutical ingredients) accounted for almost 70% of total revenue and 75% of overall gross profit. We anticipate that, going forward, those segments will continue to flourish and become an even greater contributor to the overall financial metrics of ACETO.

As we have said in the past, the core skill set upon which ACETO was founded - quality assurance, regulatory compliance, product logistics and sourcing - has and will continue to serve as the foundation for our overall success within the industries that we serve: pharmaceutical industry as a supplier of molecules and finished dosage form generic prescription drugs (Rx); nutritional ingredients; specialty industrial chemicals; and agricultural protection products.

Adjusted 6-Year Selected Financial Data

	2016	2015	2014	2013	2012	2011
Net Sales (in millions)	$558.5	$547.0	$510.2	$499.7	$444.4	$412.4
Adjusted EBITDA* (in millions)	$73.8	$ 68.1	$57.4	$46.9	$36.0	$25.3
Adjusted Diluted Earnings Per Share*	$1.50	$1.33	$1.22	$1.01	$0.78	$0.58
Reported Earnings Per Share	$1.18	$1.14	$1.02	$0.81	$0.63	$0.34
Cash Dividends Per Share	$0.24	$0.24	$0.24	$0.22	$0.20	$0.20

*A reconciliation to the most directly comparable US GAAP measure is provided at www.aceto.com.

Some brief comments on our business segments: within our Human Health segment, Rising Pharmaceuticals, our finished dosage form generic drug business, remains the cornerstone of ACETO’s growth strategy. The pipeline of products, which is a parameter to assess potential future organic growth, stood at 103 at fiscal year-end, including 9 products approved and awaiting launch, 47 applications filed with the FDA and in the queue awaiting action and 47 products in various stages of active development. In addition there is an ongoing process of business development, with a substantial number of projects under active consideration. As had been anticipated, the FDA approval process has accelerated and though that in itself is good news, we are also seeing more competition and pricing pressure as a result. The lifeblood of our future is having a strong pipeline of new offerings every year while keeping ourselves apprised of opportunities to acquire late stage assets that come about through either industry consolidations or strategic divestitures.

In our Pharmaceutical Ingredients business segment, we had indicated last year that we had a robust product development effort and expected that within the timeline for commercialization we would expect to see some modest growth. That did, in fact, occur and the segment increased its revenue by 7.8% year-on-year and improved its gross profit by 7.8%.

Also producing an expected improvement in profitability was our Performance Chemicals business segment. While being faced with sales headwinds coming from the currency devaluation in China, gross profits increased by 9.5% which was the result of efforts over the last several years to improve product mix and pricing, while focusing on more lucrative opportunities.

Our ongoing strategic shift in deployment of capital and emphasis on human health-focused business areas does not diminish our goal of achieving annual revenue and profitability growth in all segments.

FISCAL 2016 FINANCIAL REVIEW

Before summarizing our fiscal 2016 income statement, a few words on our fiscal 2016 balance sheet decisions. The late calendar 2015 economic environment, coupled with our ongoing participation in the M&A market, led us to conclude that the time was right to “pre-fund” our balance sheet to enable us to be more nimble and better compete for assets being offered for competitive bidding. With the November 2015 $143.75 million convertible debt offering complete, ACETO now has financial resources in place to pursue potential deals that it could not in the past. In addition, in October 2015, we amended our current credit facilities, increasing our available revolving commitment to $150 million, which may be expanded to an amount not to exceed another $100 million. Also in October 2015, we filed a universal shelf registration statement with the SEC to allow us to potentially offer an indeterminate principal amount and number of securities in the future with a proposed maximum aggregate offering price of up to $200 million.

Now for the fiscal 2016 financial summary: we again achieved record full-year results for net sales, gross profits, net income and earnings per share. Our net sales were $558.5 million, a 2.1% increase from the $547.0 million reported for fiscal year 2015. On a constant currency basis, net sales increased by 4.0% in the year. Gross profit for the year was $142.8 million, an increase of 5.4% from $135.4 million in fiscal 2015. Net income increased by 3.8% to $34.8 million from $33.5 million reported in fiscal 2015. GAAP earnings per diluted share were $1.18 for fiscal 2016, compared to $1.14 per share in fiscal 2015, a 3.5% increase.

On a non-GAAP basis, ACETO’s net income was $44.4 million, or $1.50 per share, compared to $38.9 million, or $1.33 per share, as reported for fiscal 2015, increases of 14.2 % and 12.8%, respectively.

The Company ended fiscal 2016 with $67.7 million in cash, cash equivalents and short-term investments, long-term debt of $118.8 million, working capital of $253.8 million, and shareholders’ equity of $304.4 million.

A LOOK AHEAD

ACETO has been emphasizing organic growth initiatives for all of our business segments and seeking appropriately priced acquisitions. While we were actively seeking opportunities, we and the Board of Directors were also focused on fulfilling our responsibility of “C Suite” succession planning. Towards that end, we were pleased to have recently announced that Walter Kaczmarek III joined our company as Chief Operating Officer. Walt has assumed full responsibility for all the business segments of the company, reporting to Sal Guccione, our CEO. He has an extensive background in the pharmaceutical area, both in generic drugs and intermediates.

As always, the Company’s senior management continued its outreach to shareholders, potential shareholders and those interested in learning more about ACETO and its strategic long-term direction. With the addition of First Analysis, there are now three firms providing research analysis and coverage on ACETO to the financial-investor community. Craig-Hallum Capital Group Inc. and Singular Research currently round out the list of three.

CLOSING

Our objective and commitment to you, our shareholder, is to continually seek to enhance the long-term value of your investment in ACETO. At the close of our fiscal year 2016, the stock price for ACETO was $21.89 per share, an 11.1% decrease on a comparative basis from our fiscal 2015 year-end stock price of $24.63 per share. We had reached a 52-week high of $32.20 during fiscal 2016, but with the downward pressure facing the entire pharmaceutical industry, our stock, like those of many of our peers, was not able to hold that level. We will strive to bring positive momentum back to our stock and will rely on our financial performance to lead the way.

As always, our performance and financial results are due to the combined effort and dedication of our employees worldwide. To them our most heartfelt appreciation for the continued support and confidence, and commitment to growing ACETO and improving its shareholder investment returns. Our customers, suppliers, shareholders, and Board of Directors, through their regular interactions with us, demonstrate in the most tangible way their support, guidance, contributions and commitment to our ongoing success. Thank you for those expressions of enduring confidence.

Albert L. Eilender	Salvatore J. Guccione
Chairman of the Board	Chief Executive Officer